EXHIBIT P
AMENDMENT TO
VOTING AGREEMENT
THIS AMENDMENT TO VOTING AGREEMENT (the “Amendment”) is made as of October 17, 2008 by and among QK Holdings, Inc. (“Investor”) and Michael G. Rubin (the “Principal Stockholder”).
WHEREAS, Interactive Technology Holdings, LLC (“Interactive”) and the Principal Stockholder entered into a certain Voting Agreement, dated as of September 13, 2000 (the “Voting Agreement”);
WHEREAS, Interactive transferred certain shares of common stock of GSI Commerce, Inc., and assigned certain rights relating to the ownership of such shares, including Interactive’s rights under the Voting Agreement, to Investor; and
WHEREAS, Investor and the Principal Stockholder have agreed to amend the Voting Agreement as set forth herein,
NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:
1. Amendments. For good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Voting Agreement is amended as follows:
The last sentence of Section 7 is hereby deleted in its entirety.
2. Miscellaneous Provisions. Except as specifically amended herein, the Voting Agreement shall remain in full force and effect in accordance with its terms. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement. This Amendment shall be governed in all respects by Delaware law without regard to conflict of law principles.
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IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.

QK Holdings, Inc.
By:	/s/ Kristen Kelchaw
	Name:	Kristen Kelchaw
	Title:	Vice President

/s/ Michael G. Rubin
Michael G. Rubin